Exhibit 99.1
June 8, 2016
GenMark Achieves CE Mark for its ePlex® Sample-to-Answer System
European Customer Agreements in Place for Initial Systems

CARLSBAD, Calif.-(BUSINESS WIRE) - GenMark Diagnostics, Inc. (Nasdaq:GNMK), a leading provider of automated, multiplex molecular diagnostic testing systems, today announced it has achieved CE Mark under the European In-Vitro Diagnostic Devices Directive (98/79/EC) for its ePlex Instrument System and ePlex Respiratory Pathogen (RP) Panel.
"Achieving CE Mark for ePlex has been an important goal for our Company. We are delighted to have accomplished this key milestone and are now focused on installing ePlex Systems in European early adopter customer sites,” said Hany Massarany, President and Chief Executive Officer of GenMark. “Interest in ePlex has remained very strong as evidenced by the more than 15 European customer agreements we’ve already secured,” added Massarany.
In addition, the Company has begun installing ePlex Systems in U.S. clinical trial sites for completion of clinical studies necessary to obtain clearance of the ePlex System and RP Panel from the U.S. Food and Drug Administration (FDA). These studies are expected to be completed during the third quarter, with FDA submission expected towards the end of the third quarter or beginning of the fourth quarter of this year.
ABOUT THE EPLEX SYSTEM AND RP PANEL
ePlex is a sample-to-answer multiplex molecular diagnostics System which integrates sample preparation steps including extraction and amplification, together with the Company’s proprietary eSensor® detection technology, to allow the detection of multiple molecular targets on a single test cartridge. The ePlex RP Panel is the first of many assays expected to be available on the ePlex System. With less than two minutes of operators’ hands-on time, the ePlex RP Panel detects 20 viral and three bacterial targets in nasopharyngeal specimens.
ABOUT GENMARK DIAGNOSTICS
GenMark Diagnostics (NASDAQ: GNMK) is a leading provider of automated, multiplex molecular diagnostic testing systems that detect and measure DNA and RNA targets to diagnose disease and optimize patient treatment. Utilizing GenMark's proprietary eSensor® detection technology, GenMark's eSensor XT-8® system is designed to support a broad range of molecular diagnostic tests with a compact, easy-to-use workstation and self-contained, disposable test cartridges. The eSensor detection technology is also incorporated into GenMark's sample-to-answer system, ePlex®. For more information, visit www.genmarkdx.com.
SAFE HARBOR STATEMENT
This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our future financial performance, the timely commercialization of our ePlex system, regulatory submissions and/or clearances, and the availability of future financing, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, our ability to successfully commercialize our ePlex system and its related test menu in a timely manner, our ability to obtain FDA clearance of the ePlex System and RP Panel, constraints or inefficiencies caused by unanticipated acceleration and deceleration of customer demand, our ability to successfully expand sales of our product offerings outside the United States, and third-party payor reimbursement to our customers, as well as other risks and uncertainties described under the “Risk Factors” in our public filings with the Securities and Exchange Commission. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

GenMark Diagnostics, Inc.
Hany Massarany
President/Chief Executive Officer
760-448-4325

Source: GenMark Diagnostics, Inc.

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